NEWS RELEASE
FOR IMMEDIATE RELEASE
January 28, 2026
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FIRST QUARTER FISCAL YEAR 2026 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced preliminary results today for the quarter ended December 31, 2025. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Capitol Federal Financial, Inc., ended the current quarter with total assets of $9.78 billion, stockholders' equity of $1.04 billion and net income of $20.3 million. The continued growth in assets and improvement in net income is a direct result of the strategic operational changes that the Board and management continue to execute on. Stockholders' equity decreased during the current quarter due to strategic share repurchases and dividend payments, continuing our enhancement of stockholder value.
During the current quarter, executing on our strategic initiatives resulted in our commercial loan portfolio and commercial deposits growing by $162.6 million to $2.28 billion and $19.5 million to $527.7 million, respectively. We continue to grow our commercial loan portfolio through redeploying funds received from the repayment of correspondent loans. We expect that growth in the commercial deposit base will continue to lower our cost of funds.

John B. Dicus, Chairman and CEO, stated, "We are focused on our commitment to deliver long-term value to stockholders through the disciplined execution of our strategic changes. This is reflected in a more diversified loan portfolio, and a growing and diversified deposit base, both of which provide expanded income streams. We expect these benefits to continue as we implement technology and processes that enable us to deliver more commercial products and services through our seasoned team of professionals focused on our commercial business lines. We are building on our disciplined capital management approach which has returned $2.03 billion to stockholders through share repurchases and dividends since 2010. We continue to focus on all areas of the Bank’s operations that drive long-term value for stockholders."

Highlights for the current quarter include:
•net income of $20.3 million, up from $18.8 million for the quarter ended September 30, 2025 (the "prior quarter");
•net interest margin increased ten basis points to 2.19% from 2.09% the prior quarter;
•basic and diluted earnings per share of $0.16;
•an efficiency ratio of 53.66%, an improvement from 56.84% the prior quarter;
•an operating expense ratio of 1.24%, an improvement from 1.27% the prior quarter;
•paid dividends of $0.085 per share; and
•repurchased 2,376,633 shares of common stock at an average price of $6.86 per share.

Balance sheet highlights include:
•total assets of $9.78 billion at quarter-end;
•tangible book value per share of $7.95 at quarter-end;
•commercial loan growth of $162.6 million, or 30.7% annualized, during the current quarter;
•commercial deposits growth of $19.5 million, or 15.3% annualized, since September 30, 2025;
•distributed $25.0 million from the Bank to the Company;
•on December 17, 2025, the Company announced a special cash dividend of $0.04 per share, which was paid on January 23, 2026;
•on January 27, 2026, the Company announced a cash dividend of $0.085 per share, payable on February 20, 2026 to stockholders of record as of the close of business on February 6, 2026.

Strategic Banking Initiatives
The Company continues its progression to a full-service commercial bank by investing in technology, people, products, and services. Our investments in technology have allowed us to launch new services and products, while our seasoned and well-connected commercial bankers, and our trust and wealth advisors deliver access to new customer groups. Our expanded product suite of treasury management services enables us to service these new customers. Increased marketing and business development efforts have increased the depth of customer relationships. As we move through the third year of our digital transformation, we are seeing our efforts bear fruit and expect progress to continue.

Strategic Actions. The long-term success of our transition to a full-service bank is predicated on management's continued focus on deepening relationships with consumer and commercial customers. Management and the Board have committed resources to support the growth of talented, skilled, and experienced bankers, investments in technology, expanded marketing and outreach, as well as the development and increased internal monitoring of performance metrics intended to ensure we are on the path to achieve our performance objectives. Through our experienced relationship managers, we deliver customized solutions using advanced digital platforms and sophisticated cash management tools. We are leveraging our centralized organizational structure to respond quickly to customers. We are actively pursuing opportunities to expand our non-interest-bearing commercial deposit base and diversify fee-based revenue streams through strategic growth in treasury management services, trust and wealth management services, insurance, and small business banking.

Commercial Lending. During the first quarter of the current fiscal year, we closed on $364.6 million in commercial loans compared to $263.1 million during the prior quarter. Commercial loans continue to grow as a percentage of our overall loan portfolio, comprising 28% of our loan portfolio at December 31, 2025, compared to 26% and 21% at September 30, 2025 and December 31, 2024, respectively. To maintain strong credit quality, in addition to disciplined underwriting and ongoing credit administration, we monitor concentration levels by collateral type, geographic location and borrowing relationship. The Bank utilizes commercial loan pricing and profitability software that provides insights on new lending opportunities based on the full customer banking relationship. We utilize software that provides market intelligence regarding competitor pricing to assist loan officers when preparing a loan offering. This enhances our ability to profitably compete with other financial institutions in our markets as well as those outside our markets.

Treasury Management. The Bank services commercial customers through a competitive suite of treasury management products and an experienced team of treasury management officers. This team is focused on the deposit and cash management needs of commercial customers and growing this line of business through the acquisition of new customers located both in our immediate market areas, and those who we lend to outside of our local market areas. In fiscal year 2026, a team of business development officers is also tasked with growing the deposit base within the small business customer segment, focused on serving small businesses in our market areas with a dedicated line of products specifically designed for these customers. Our treasury management officers and business development officers often land depository relationships independent of a lending relationship. This will be a focus area for our sales teams as well as the Bank continues to diversify funding sources and seeks to increase fee revenue tied to depository accounts. During the second quarter of fiscal year 2026, the Bank expects to introduce digital onboarding for small business customers using industry-leading risk management and screening tools, which will replace many manual verification tasks. We are evaluating additional technology in order to capture a larger share of their business with even more products and services. Within calendar year 2026, we expect to implement new technology for lockbox services, integrated accounts receivables, purchase cards, and corporate cards.

Digital Banking. We are advancing towards a seamless digital banking experience for all customers, enhancing the Bank's ability to attract and retain deposits and lower the cost to service our customers. This strategy includes a new deposit account onboarding platform and digital banking enhancements for debit cardholders, which will allow customers to begin using their card immediately online and in digital wallets without waiting for the delivery of a physical card. These enhancements are on track to be implemented in the second quarter of fiscal year 2026. The Bank is taking advantage of add-on technologies that will integrate into our digital banking experience for consumers, small businesses, and commercial customers.

Private Banking, Trust and Wealth Management. We have begun to implement private wealth management products and services, with some customers on-boarded during the first quarter of the current fiscal year. We are continuing to expand our comprehensive suite of private banking products and services which is a new line of business for the Bank. Private banking relationships are defined as customers with $5.0 million or more in personal relationships with the Bank by way of loans, deposits, or assets under management. We believe that our private banking line of business will be a gateway to driving off-balance sheet revenue and bridge the gap between high-net-worth depository customers, small business owners and key commercial customers, and corporate trustee opportunities for the Bank.

Stockholder Value. Delivering long-term sustainable stockholder value continues to be our North Star while also maintaining a strong capital position. As part of our historically robust and disciplined approach to capital management, we continue to generate returns to stockholders through dividend payments and share repurchases. Total dividends declared and paid during fiscal year 2025 were $44.3 million. During the first quarter of fiscal year 2026, the Company repurchased 2,376,633 shares for $16.3 million. Since completing our second-step conversion in December 2010, we have returned $2.03 billion to stockholders through $1.58 billion in cash dividends and $456.2 million in share repurchases. For the remainder of fiscal year 2026, it is the intention of the Board of Directors to continue the regular quarterly cash dividend of $0.085 per share and to seek further opportunities for value-enhancing share repurchases.

Comparison of Operating Results for the Three Months Ended December 31, 2025 and September 30, 2025
For the quarter ended December 31, 2025, the Company recognized net income of $20.3 million, or $0.16 per share, compared to net income of $18.8 million, or $0.14 per share, for the quarter ended September 30, 2025. The increase in net income was due primarily to higher net interest income, partially offset by higher income tax expense. The net interest margin increased ten basis points, from 2.09% for the prior quarter to 2.19% for the current quarter due mainly to growth in the higher yielding commercial loan portfolio.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$89,792	$87,343	$2,449	2.8%
Mortgage-backed securities ("MBS")	11,341	11,808	(467)	(4.0)
Cash and cash equivalents	2,773	2,148	625	29.1
Federal Home Loan Bank Topeka ("FHLB") stock	2,032	2,163	(131)	(6.1)
Investment securities	51	582	(531)	(91.2)
Total interest and dividend income	$105,989	$104,044	$1,945	1.9
The increase in interest income on loans receivable was due mainly to increases in the average balance and yield of the commercial loan portfolio compared to the prior quarter. The decrease in interest income on MBS and investment securities was due primarily to a decrease in the average balance of each portfolio compared to the prior quarter, as cash flows from those portfolios were used to fund commercial loan growth. The increase in interest income on cash and cash equivalents was due to an increase in the average balance.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$37,500	$37,204	$296	0.8%
Borrowings	17,172	18,057	(885)	(4.9)
Total interest expense	$54,672	$55,261	$(589)	(1.1)
The decrease in borrowings expense was due to a decrease in the average balance, due mainly to FHLB borrowings that matured between periods and were not replaced. Deposit growth was used to repay these borrowings.

Provision for Credit Losses
The Company recorded a provision for credit losses of $1.1 million during the current quarter compared to a provision for credit losses of $519 thousand for the prior quarter. The provision for credit losses in the current quarter was due primarily to commercial loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,872	$2,873	$(1)	—%
Insurance commissions	789	1,018	(229)	(22.5)
Other non-interest income	1,818	1,900	(82)	(4.3)
Total non-interest income	$5,479	$5,791	$(312)	(5.4)
Insurance commissions were higher in the prior quarter, due primarily to the receipt of commissions that exceeded accruals, with no similar activity in the current quarter, along with insurance industry changes that reduced commissions on certain lines of business in the current quarter. Due to these industry changes, we are broadening our focus on commercial insurance lines during fiscal year 2026, which aligns with our strategy of expanding our commercial banking services.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$15,747	$15,936	$(189)	(1.2%)
Information technology and related expense	5,134	5,053	81	1.6
Occupancy, net	3,450	3,292	158	4.8
Regulatory and outside services	1,789	1,590	199	12.5
Federal insurance premium	1,111	1,114	(3)	(0.3)
Advertising and promotional	1,056	1,915	(859)	(44.9)
Deposit and loan transaction costs	716	658	58	8.8
Office supplies and related expense	481	490	(9)	(1.8)
Other non-interest expense	992	970	22	2.3
Total non-interest expense	$30,476	$31,018	$(542)	(1.7)
The increase in regulatory and outside services was due primarily to an increase in new relationships with outside service providers and additional services provided by current providers, of which approximately $325 thousand is not expected to recur in future periods. The decrease in advertising and promotional expense was due primarily to the timing of campaigns and seasonal sponsorships compared to the prior quarter.

The Company's efficiency ratio was 53.66% for the current quarter compared to 56.84% for the prior quarter. The improvement in the efficiency ratio was due to higher net interest income during the current quarter, supported by lower non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue. The Company's operating expense ratio (annualized) for the current quarter was 1.24% compared to 1.27% for the prior quarter. The operating expense ratio was lower in the current quarter due to lower non-interest expense. The operating expense ratio is a measure of a financial institution's total non-interest expense as a percentage of average assets, providing insight into how efficiently the Company is managing its expenses in relation to its assets and does not take into consideration changes in interest rates.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$25,214	$23,037	$2,177	9.5%
Income tax expense	4,910	4,224	686	16.2
Net income	$20,304	$18,813	$1,491	7.9

Effective Tax Rate	19.5%	18.3%
Income tax expense was higher in the current quarter due to a higher effective tax rate and higher pretax income compared to the prior quarter. The effective tax rate was higher in the current quarter than the prior quarter due primarily to a slightly higher projected state tax rate in the current fiscal year.

Comparison of Operating Results for the Three Months Ended December 31, 2025 and 2024
The Company recognized net income of $20.3 million, or $0.16 per share, for the current quarter, compared to net income of $15.4 million, or $0.12 per share, for the prior year quarter. The increase in net income was due mainly to higher net interest income, partially offset by higher non-interest expense and income tax expense. The net interest margin increased 33 basis points, from 1.86% for the prior year quarter to 2.19% for the current quarter. The increase was due mainly to growth in the higher yielding commercial loan portfolio.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$89,792	$81,394	$8,398	10.3%
MBS	11,341	11,024	317	2.9
Cash and cash equivalents	2,773	1,871	902	48.2
FHLB stock	2,032	2,352	(320)	(13.6)
Investment securities	51	981	(930)	(94.8)
Total interest and dividend income	$105,989	$97,622	$8,367	8.6
The increase in interest income on loans receivable was due primarily to the continued shift of loan balances from the one- to four-family loan portfolio to higher yielding commercial loans, along with growth in the commercial loan portfolio funded with cash flows from the deposit portfolio and partially from the investment securities portfolio. Interest income on cash and cash equivalents increased due largely to an increase in the average balance compared to the prior year quarter. The decrease in interest income on investment securities was due to a decrease in average balance, due primarily to securities that were called or matured between periods and were not replaced in their entirety.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$37,500	$37,345	$155	0.4%
Borrowings	17,172	18,047	(875)	(4.8)
Total interest expense	$54,672	$55,392	$(720)	(1.3)
The decrease in interest expense on borrowings was due to a decrease in the average balance, which was partially offset by a higher weighted average interest rate. The decrease in the average balance of borrowings was due mainly to FHLB borrowings that matured between periods and were not renewed. Cash flows from the deposit portfolio were used, in part, to pay off maturing FHLB borrowings. The increase in the weighted average interest rate was due primarily to higher market interest rates on FHLB borrowings that matured and were renewed between periods, along with lower rate advances that were not renewed, which increased the overall rate of the remaining advances.

Provision for Credit Losses
The Company recorded a provision for credit losses of $1.1 million during the current quarter compared to a provision for credit losses of $677 thousand for the prior year quarter. See additional details in the "Comparison of Operating Results for the Three Months Ended December 31, 2025 and September 30, 2025" above for additional information regarding the provision for credit losses during the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,872	$2,707	$165	6.1%
Insurance commissions	789	776	13	1.7
Other non-interest income	1,818	1,210	608	50.2
Total non-interest income	$5,479	$4,693	$786	16.7
Other non-interest income was higher in the current quarter due mainly to an increase in bank-owned life insurance ("BOLI") income due to a change in rates and an increase in the crediting rate as a result of updates to certain policies that were executed in the second half of the prior fiscal year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$15,747	$14,232	$1,515	10.6%
Information technology and related expense	5,134	4,550	584	12.8
Occupancy, net	3,450	3,333	117	3.5
Regulatory and outside services	1,789	1,113	676	60.7
Federal insurance premium	1,111	1,038	73	7.0
Advertising and promotional	1,056	822	234	28.5
Deposit and loan transaction costs	716	591	125	21.2
Office supplies and related expense	481	399	82	20.6
Other non-interest expense	992	1,070	(78)	(7.3)
Total non-interest expense	$30,476	$27,148	$3,328	12.3
The increase in salaries and employee benefits was mainly attributable to an increase in full-time equivalent employees between periods, merit increases and salary adjustments to remain market competitive. The increase in information technology and related expense was due mainly to an increase in software licensing expense. The increase in regulatory and outside services was due primarily to an increase in new relationships with outside service providers and additional services provided by current providers, of which approximately $325 thousand is not expected to recur in future periods. The increase in advertising and promotional expense was due to timing of campaigns compared to the prior year quarter.

The Company's efficiency ratio was 53.66% for the current quarter compared to 57.86% for the prior year quarter. The improvement in the efficiency ratio was due primarily to higher net interest income compared to the prior year quarter, partially offset by higher non-interest expense. The Company's operating expense ratio (annualized) for the current quarter was 1.24% compared to 1.14% for the prior year quarter. The operating expense ratio was higher in the current quarter due mainly to higher non-interest expense, partially offset by higher average assets compared to the prior year quarter.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$25,214	$19,098	$6,116	32.0%
Income tax expense	4,910	3,667	1,243	33.9
Net income	$20,304	$15,431	$4,873	31.6

Effective Tax Rate	19.5%	19.2%
Income tax expense was higher in the current quarter due mainly to higher pretax income.

Financial Condition as of December 31, 2025
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	December 31,	September 30,	Percent
	2025	2025	Change
	(Dollars and shares in thousands)
Total assets	$9,778,400	$9,778,701	—%
AFS securities	829,704	867,216	(17.3)
Loans receivable, net	8,176,736	8,111,961	3.2
Deposits	6,758,632	6,591,448	10.1
Borrowings	1,829,914	1,950,770	(24.8)
Stockholders' equity	1,041,320	1,047,677	(2.4)
Equity to total assets at end of period	10.6%	10.7%
Average number of basic and diluted shares outstanding	128,953,166	129,874,022	(2.8)
The loan portfolio increased $64.8 million during the current quarter as cash flows from the securities portfolio were used to fund loan growth. Commercial loans grew $162.6 million mainly in the commercial real estate portfolio, partially offset by a $98.6 million decrease in one- to four-family loans. The Bank expects to fund approximately $60.0 million of undisbursed amounts on existing commercial real estate and commercial construction loans and approximately $5.0 million of commercial real estate and commercial construction commitments during the March 31, 2026 quarter. The near-term outlook for commercial loan balances is growth of approximately 1% in the quarter ending March 31, 2026, with overall loan growth of approximately 18% for the fiscal year. It is expected that repayments from our one- to four-family loan portfolio will continue to be directed toward supporting commercial loan growth, aligning with our ongoing commitment to expand commercial banking services. Maintaining strong credit quality remains a top priority as we expand our commercial loan portfolio. The weighted average debt service coverage ratio ("DSCR") for commercial loan originations and new participations during the current quarter was 2.52x and the weighted average loan-to-value ("LTV") for commercial real estate and construction loans originated and new participations was 72%. The weighted average DSCR and LTV for our commercial real estate and construction loan portfolios was 1.73x and 63%, respectively, at December 31, 2025.

Deposits increased $167.2 million during the current quarter, due mainly to the Bank's high yield savings account offering and retail checking accounts. Management has continued to focus on retaining and growing deposits through the Bank's high yield savings account product, which, as of December 31, 2025, had an annual percentage yield of 3.80% for accounts that meet the $10 thousand balance minimum. The annual percentage yield on the high yield savings account product was decreased to 3.70% mid-January 2026.

Borrowings decreased $120.9 million due to the maturity of $100.0 million in borrowings during the current quarter that were not replaced, along with principal payments made on the Bank's amortizing FHLB advances. Cash flows from the deposit portfolio were used to pay down the borrowings portfolio during the current quarter.

The following table summarizes loan originations and participations, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended
	December 31, 2025		September 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations and participations
One- to four-family and consumer:
Originated	$95,788	6.18%	$88,055	6.61%

Commercial:
Originated	281,081	6.48	251,192	6.58
Participations	83,520	6.37	11,952	6.85
	$460,389	6.40	$351,199	6.60

Deposit activity
Retail non-maturity deposits	$162,250		$(19,124)
Commercial non-maturity deposits	19,133		88,336
Retail/Commercial certificates of deposit	(10,231)		85,893

Borrowing activity
Maturities and repayments	(171,168)	2.34	(121,168)	3.30
New borrowings	50,000	3.64	—	—

Stockholders' Equity
Stockholders' equity totaled $1.04 billion at December 31, 2025, a decrease of $6.4 million from September 30, 2025. Consistent with our goal to operate a sound and profitable financial organization that delivers long-term stockholder value, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of December 31, 2025, all of the Bank's capital ratios exceeded the well-capitalized requirements, and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of December 31, 2025, the Bank's community bank leverage ratio was 9.5%.

During the quarter ended December 31, 2025, the Company repurchased 2,376,633 shares of common stock at an average price of $6.86 per share, or $16.3 million in total. The Company currently has $54.8 million remaining authorized under its existing stock repurchase plan. The Company intends to continue to opportunistically repurchase stock from time to time based upon market conditions, available liquidity and other factors. Although our existing repurchase plan has no expiration date we are required to annually seek the Federal Reserve Bank of Kansas City's ("FRB") non-objection for the buyback amount. The FRB's current non-objection for the Company to repurchase up to $75 million of stock expires in February 2026. The Company is in the process of preparing the required documentation to seek the FRB's non-objection for the Company to continue to buy back its stock through the period when the current authorized amount is fully utilized. It is likely that the Company will then seek non-objection for additional stock repurchase authority.

During the quarter ended December 31, 2025, the Company paid regular quarterly cash dividends totaling $11.0 million, or $0.085 per share. On December 17, 2025, the Company announced a special cash dividend of $0.04 per share, or approximately $5.1 million, which was paid on January 23, 2026 to stockholders of record on January 9, 2026. On January 27, 2026, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $10.8 million, payable on February 20, 2026 to stockholders of record as of the close of business on February 6, 2026. The special cash dividend, in addition to the Company’s history of regular quarterly dividends and opportunistic share repurchases demonstrates Capitol Federal Financial, Inc.’s multi-channel focus on delivering stockholder value through disciplined capital allocation which balances investments in the future of the Company while simultaneously pursuing incremental opportunities to return capital to stockholders. For the remainder of fiscal year 2026, it is the intention of the Company's Board of Directors to pay out a regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year.

Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital compliance, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's current tax earnings and accumulated earnings and profits, and the amount of cash at the holding company level.

The Board of Directors continue to evaluate various alternatives for capital allocation to enhance stockholder value, including the repurchase of stock, the payment of additional cash dividends, or retaining earnings to support future growth. Since our second-step conversion in December 2010, we have returned $2.03 billion in capital to stockholders through dividends totaling $1.58 billion and stock repurchases totaling $456.2 million. This is supported by our holistic approach to managing the balance sheet through continuous modeling of the Bank's performance, risk management, our commitment to credit quality and periodic stress testing.

At December 31, 2025, Capitol Federal Financial, Inc., at the holding company level, had $14.9 million in cash on deposit at the Bank. During the three months ended December 31, 2025, the Bank distributed $25.0 million from the Bank to the Company. The Bank is expected to continue to be in a positive tax accumulated earnings and profit balance during fiscal year 2026, so it is anticipated that the Bank will be in a position to make earnings distributions to the Company during fiscal year 2026. Earnings distributions from the Bank to the Company will be limited to the extent necessary to prevent the Bank from re-entering a negative accumulated earnings and profit position and be required to pay the pre-1988 bad debt recapture tax on earnings moved from the Bank to the Company.

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2025.

Total shares outstanding	129,836,672
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,591,657)
Net shares outstanding	127,245,015
Capitol Federal Financial, Inc. is the holding company for the Bank. As of December 31, 2025, the Bank had 46 branch locations in Kansas and Missouri and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of potential pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2025	2025
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $210,223 and $229,566)	$232,634	$252,443
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $809,099 and $847,369)	829,704	867,216
Loans receivable, net (allowance for credit losses ("ACL") of $24,572 and $24,039)	8,176,736	8,111,961
FHLB stock, at cost	85,060	90,662
Premises and equipment, net	88,753	89,314
Income taxes receivable, net	—	220
Deferred federal income tax assets, net	22,744	23,826
Other assets	342,769	343,059
TOTAL ASSETS	$9,778,400	$9,778,701

LIABILITIES:
Deposits	$6,758,632	$6,591,448
Borrowings	1,829,914	1,950,770
Advances by borrowers	28,523	65,416
Income taxes payable, net	237	—
Deferred state income tax liabilities, net	2,228	2,056
Other liabilities	117,546	121,334
Total liabilities	8,737,080	8,731,024

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 1,400,000,000 shares authorized, 129,836,672 and 132,204,305
shares issued and outstanding as of December 31, 2025 and September 30, 2025, respectively	1,298	1,322
Additional paid-in capital	1,126,227	1,142,711
Unearned compensation, ESOP	(24,367)	(24,780)
Accumulated deficit	(78,044)	(87,331)
Accumulated other comprehensive income ("AOCI"), net of tax	16,206	15,755
Total stockholders' equity	1,041,320	1,047,677
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,778,400	$9,778,701

See accompanying notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans receivable	$89,792	$87,343	$81,394
MBS	11,341	11,808	11,024
Cash and cash equivalents	2,773	2,148	1,871
FHLB stock	2,032	2,163	2,352
Investment securities	51	582	981
Total interest and dividend income	105,989	104,044	97,622

INTEREST EXPENSE:
Deposits	37,500	37,204	37,345
Borrowings	17,172	18,057	18,047
Total interest expense	54,672	55,261	55,392

NET INTEREST INCOME	51,317	48,783	42,230

PROVISION FOR CREDIT LOSSES	1,106	519	677
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	50,211	48,264	41,553

NON-INTEREST INCOME:
Deposit service fees	2,872	2,873	2,707
Insurance commissions	789	1,018	776
Other non-interest income	1,818	1,900	1,210
Total non-interest income	5,479	5,791	4,693

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,747	15,936	14,232
Information technology and related expense	5,134	5,053	4,550
Occupancy, net	3,450	3,292	3,333
Regulatory and outside services	1,789	1,590	1,113
Federal insurance premium	1,111	1,114	1,038
Advertising and promotional	1,056	1,915	822
Deposit and loan transaction costs	716	658	591
Office supplies and related expense	481	490	399
Other non-interest expense	992	970	1,070
Total non-interest expense	30,476	31,018	27,148
INCOME BEFORE INCOME TAX EXPENSE	25,214	23,037	19,098
INCOME TAX EXPENSE	4,910	4,224	3,667
NET INCOME	$20,304	$18,813	$15,431

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,748,022	$36,490	3.89%	$3,794,781	$36,521	3.85%	$3,925,427	$36,375	3.71%
Purchased	2,113,076	17,469	3.31	2,167,994	17,668	3.26	2,338,395	18,984	3.25
Total one- to four-family loans	5,861,098	53,959	3.68	5,962,775	54,189	3.63	6,263,822	55,359	3.54
Commercial loans:
Commercial real estate	1,776,342	26,456	5.83	1,670,205	24,317	5.70	1,303,095	18,755	5.63
Commercial and industrial	215,211	3,868	7.03	196,992	3,515	6.98	132,026	2,217	6.57
Commercial construction	198,300	3,316	6.54	182,855	3,050	6.53	171,627	2,784	6.35
Total commercial loans	2,189,853	33,640	6.01	2,050,052	30,882	5.89	1,606,748	23,756	5.79
Consumer loans	114,588	2,193	7.59	113,979	2,272	7.91	110,661	2,279	8.19
Total loans receivable(1)	8,165,539	89,792	4.36	8,126,806	87,343	4.27	7,981,231	81,394	4.05
MBS(2)	826,320	11,341	5.49	860,833	11,808	5.49	781,252	11,024	5.64
Investment securities(2)(3)	4,000	51	5.13	45,467	582	5.13	72,561	981	5.41
FHLB stock	88,223	2,032	9.14	94,288	2,163	9.10	99,151	2,352	9.41
Cash and cash equivalents	274,154	2,773	3.96	192,755	2,148	4.36	154,752	1,871	4.73
Total interest-earning assets	9,358,236	105,989	4.49	9,320,149	104,044	4.43	9,088,947	97,622	4.27
Other non-interest-earning assets	468,876			468,378			463,322
Total assets	$9,827,112			$9,788,527			$9,552,269

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$881,139	503	0.23	$869,328	497	0.23	$865,738	531	0.24
High yield savings	507,126	4,970	3.89	427,416	4,229	3.93	126,047	1,322	4.17
Other savings	422,933	79	0.07	428,106	81	0.07	441,486	100	0.09
Money market	1,241,106	3,925	1.25	1,244,320	4,037	1.29	1,245,714	4,212	1.34
Retail certificates	2,823,991	26,213	3.68	2,787,294	26,596	3.79	2,812,034	29,755	4.20
Commercial certificates	61,917	555	3.56	60,637	553	3.62	57,859	636	4.36
Wholesale certificates	124,247	1,255	4.01	118,066	1,211	4.07	69,487	789	4.50
Total deposits	6,062,459	37,500	2.45	5,935,167	37,204	2.49	5,618,365	37,345	2.64
Borrowings	1,911,552	17,172	3.56	2,027,086	18,057	3.53	2,171,476	18,047	3.30
Total interest-bearing liabilities	7,974,011	54,672	2.72	7,962,253	55,261	2.75	7,789,841	55,392	2.82
Non-interest-bearing deposits	609,471			587,128			544,548
Other non-interest-bearing liabilities	192,207			189,471			186,227
Stockholders' equity	1,051,423			1,049,675			1,031,653
Total liabilities and stockholders' equity	$9,827,112			$9,788,527			$9,552,269
								(Continued)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)

Net interest income(4)		$51,317			$48,783			$42,230
Net interest-earning assets	$1,384,225			$1,357,896			$1,299,106
Net interest margin(5)			2.19			2.09			1.86
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(6)			0.83%			0.77%			0.65%
Return on average equity (annualized)(7)			7.72			7.17			5.98
Average equity to average assets			10.70			10.72			10.80
Operating expense ratio(8)			1.24			1.27			1.14
Efficiency ratio(9)			53.66			56.84			57.86
(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)There were no nontaxable securities in the average balance of securities for the quarters ended December 31, 2025, September 30, 2025, or December 31, 2024.
(4)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(5)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(6)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(7)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue, related to its net interest margin and non-interest income.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	December 31, 2025			September 30, 2025			December 31, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,725,622	3.82%	45.4%	$3,774,134	3.78%	46.4%	$3,907,809	3.64%	49.0%
Purchased	2,065,179	3.50	25.2	2,114,447	3.49	26.0	2,286,876	3.45	28.7
Construction	15,228	6.14	0.2	16,054	6.17	0.2	19,165	6.35	0.2
Total	5,806,029	3.71	70.8	5,904,635	3.68	72.6	6,213,850	3.58	77.9
Commercial:
Commercial real estate	1,874,506	5.74	22.9	1,709,990	5.82	21.0	1,353,482	5.48	17.0
Commercial and industrial	219,909	6.74	2.7	210,119	6.92	2.6	131,267	6.66	1.7
Commercial construction	184,227	6.83	2.2	195,886	6.42	2.4	161,744	6.14	2.0
Total	2,278,642	5.93	27.8	2,115,995	5.98	26.0	1,646,493	5.64	20.7
Consumer loans:
Home equity	107,490	7.76	1.3	104,809	8.15	1.3	103,006	8.31	1.3
Other	7,814	5.56	0.1	8,436	5.55	0.1	9,680	5.77	0.1
Total	115,304	7.61	1.4	113,245	7.96	1.4	112,686	8.09	1.4
Total loans receivable	8,199,975	4.38	100.0%	8,133,875	4.34	100.0%	7,973,029	4.07	100.0%

Less:
ACL	24,572			24,039			24,997
Deferred loan fees/discounts	31,125			31,268			30,973
Premiums/deferred costs	(32,458)			(33,393)			(36,497)
Total loans receivable, net	$8,176,736			$8,111,961			$7,953,556

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	December 31, 2025		September 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$8,133,875	4.34%	$8,043,000	4.25%
Originated and refinanced	376,869	6.40	339,247	6.59
Participations	83,520	6.37	11,952	6.85
Change in undisbursed loan funds	(44,036)		11,760
Repayments	(349,905)		(271,802)
Principal (charge-offs)/recoveries, net	(119)		(66)
Other	(229)		(216)
Ending balance	$8,199,975	4.38	$8,133,875	4.34

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average LTV ratio, and average balance per loan as of December 31, 2025. Credit scores were updated in September 2025 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,725,622	64.1%	3.82%	770	57%	$170
Purchased	2,065,179	35.6	3.50	768	60	378
Construction	15,228	0.3	6.14	778	43	331
	5,806,029	100.0%	3.71	769	58	212

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the quarter ended December 31, 2025. As of December 31, 2025, the Bank had one- to four-family loan and refinance commitments totaling $24.7 million at a weighted average rate of 5.97%.

			Credit
Amount	Rate	LTV	Score
(Dollars in thousands)
$82,388	5.89%	73%	764

Commercial Loans: The table below presents commercial loan origination and participation activity for the quarter ended December 31, 2025, along with weighted average LTV and weighted average DSCR. For commercial real estate and commercial construction loans, the LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) and the collateral value at the time of origination. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history.

	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$175,230	6.31%	$32,510	6.25%	$207,740	6.30%	71%	2.77x
Commercial and industrial	34,105	6.59	—	—	34,105	6.59	N/A	5.37
Commercial construction	71,746	6.85	51,010	6.45	122,756	6.68	73	1.29
	$281,081	6.48	$83,520	6.37	$364,601	6.45	72	2.52

The following table presents commercial loan disbursements, excluding lines of credit, during the periods indicated.

	For the Three Months Ended
	December 31, 2025		September 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$207,243	6.32%	$180,502	6.41%
Commercial and industrial	27,585	6.97	21,736	7.03
Commercial construction	70,004	6.65	49,151	7.00
	$304,832	6.46	$251,389	6.58

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. Management anticipates fully funding the majority of the undisbursed amounts, as most are not cancellable by the Bank.

	December 31, 2025				September 30, 2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	32	$616,357	$67,562	$683,919	$603,124
Senior housing	52	537,585	15,024	552,609	483,959
Multi-family	34	286,694	125,538	412,232	365,316
Retail building	126	314,868	88,114	402,982	334,665
Office building	73	86,540	6,583	93,123	136,058
One- to four-family property	301	61,805	3,976	65,781	70,420
Warehouse/manufacturing	51	62,969	1,799	64,768	58,853
Land	24	34,008	593	34,601	35,605
Single use building	25	32,821	262	33,083	33,718
Other	32	25,086	630	25,716	28,192
	750	$2,058,733	$310,081	$2,368,814	$2,149,910

Weighted average rate		5.84%	6.68%	5.95%	5.99%

The following table presents the unpaid principal balance of non-owner occupied and owner occupied loans within the Bank's commercial real estate loan portfolio as of the dates indicated.

	December 31, 2025	September 30, 2025
	(Dollars in thousands)
Non-owner occupied	$1,379,099	$1,271,905
Owner occupied	161,736	167,925

The following table presents management's funding expectations for the Bank's commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of December 31, 2025. Due to the nature of a revolving line of credit, management is unable to project funding expectations for those balances, so those amounts are presented separately.

	Projected Disbursements for the Quarters Ending
	March 31, 2026	June 30, 2026	September 30, 2026	Thereafter	Revolving Lines of Credit	Total
	(Dollars in thousands)
Undisbursed amounts	$59,605	$64,130	$47,032	$132,070	$7,244	$310,081
Commitments	4,775	8,518	8,652	56,982	—	78,927
	$64,380	$72,648	$55,684	$189,052	$7,244	$389,008

Weighted average rate	6.65%	6.73%	6.71%	6.72%	6.91%	6.71%

The following table summarizes the Bank's commercial real estate and commercial construction loans by the state in which the collateral is located, as of the dates indicated.

	December 31, 2025				September 30, 2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	542	$823,732	$86,977	$910,709	$799,827
Missouri	120	310,295	41,926	352,221	354,772
Texas	20	246,508	54,841	301,349	312,805
Arizona	7	129,536	23,801	153,337	122,429
California	6	94,325	16,207	110,532	96,848
New York	2	109,482	—	109,482	109,828
Colorado	13	60,920	23,024	83,944	84,199
Tennessee	3	37,671	13,940	51,611	56,781
Washington	2	51,200	—	51,200	—
Other	35	195,064	49,365	244,429	212,421
	750	$2,058,733	$310,081	$2,368,814	$2,149,910

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average DSCR as of December 31, 2025. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of December 31, 2025 and the most current collateral value available, which is most often the value at origination/purchase. The DSCR is calculated at the time of origination and is updated at the time of subsequent loan renewals, financial reviews (for applicable loans and lending relationships), and any other time management is aware of changes that may impact the DSCR. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated or the loan has reached the end of its stabilization period. In general, commercial borrowers with total loans of $2.5 million or more are reviewed at least annually to monitor financial performance.

	Kansas	Missouri	Texas	Arizona	New York	California	Other	Total
	(Dollars in thousands)
Hotel	$41,544	$20,648	$141,320	$106,709	$109,482	$90,096	$106,558	$616,357
Senior housing	323,857	141,629	—	—	—	—	72,099	537,585
Retail building	87,670	41,492	84,736	20,068	—	—	80,902	314,868
Multi-family	199,638	53,592	20,000	—	—	—	13,464	286,694
Office building	60,153	7,747	452	136	—	—	18,052	86,540
Warehouse/manufacturing	38,382	17,869	—	—	—	—	6,718	62,969
One- to four-family property	42,110	4,264	—	2,248	—	1,620	11,563	61,805
Land	7,119	152	—	—	—	—	26,737	34,008
Single use building	11,682	18,155	—	375	—	2,609	—	32,821
Other	11,577	4,747	—	—	—	—	8,762	25,086
	$823,732	$310,295	$246,508	$129,536	$109,482	$94,325	$344,855	$2,058,733

Weighted LTV	67%	66%	56%	54%	46%	51%	66%	63%
Weighted DSCR	2.03x	1.51x	1.40x	1.42x	1.55x	1.50x	1.68x	1.73x

The following table presents the unpaid principal balance of the Bank's commercial real estate and commercial construction loans aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR as of December 31, 2025.

		Unpaid	Weighted	Weighted	Weighted
	Count	Principal	Rate	LTV	DSCR
	(Dollars in thousands)
Hotel	32	$616,357	6.31%	54%	1.31x
Senior housing	52	537,585	5.21	73	1.64
Retail building	126	314,868	5.51	61	1.93
Multi-family	34	286,694	5.97	64	1.30
Office building	73	86,540	6.43	64	3.49
Warehouse/manufacturing	51	62,969	6.34	65	2.26
One- to four-family property	301	61,805	6.03	56	3.18
Land	24	34,008	6.24	71	4.19
Single use building	25	32,821	6.26	62	1.90
Other	32	25,086	5.89	53	2.09
	750	$2,058,733	5.84	63	1.73

The following table presents the Bank's commercial real estate and construction loans, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of December 31, 2025, categorized by aggregate gross loan and commitment amount, along with average loan amount, and weighted average rate, LTV, and DSCR. For loans over $60.0 million, there was $152.2 million of such loans related to hotels in Arizona and California, $143.1 million related to multi-family properties in Kansas, and $69.6 million related to senior housing in Kansas. The largest loan included in the table below was $86.0 million, which was fully disbursed as of December 31, 2025, and is collateralized by a hotel in Arizona.

		Gross Loan
		and Commitment	Average	Weighted	Weighted	Weighted
	Count	Amounts	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Greater than $60 million	5	$364,957	$72,991	6.18%	60%	1.50x
>$50 to $60 million	3	164,252	54,751	5.66	61	1.45
>$40 to $50 million	2	97,162	48,581	6.15	57	1.59
>$30 to $40 million	10	349,885	34,989	5.85	64	1.27
>$20 to $30 million	18	433,755	24,098	6.13	65	1.29
>$10 to $20 million	27	380,861	14,106	6.43	67	1.51
>$5 to $10 million	37	262,319	7,090	5.71	70	2.57
$1 to $5 million	122	283,694	2,325	5.27	58	2.18
Less than $1 million	532	110,856	208	6.35	52	3.27
	756	$2,447,741	3,238	5.98	63	1.71

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated. Of the $285.4 million of commercial and industrial loans at December 31, 2025, 59%, or $168.2 million, had a gross loan balance of $5 million or more. The largest commercial and industrial lending relationship at December 31, 2025 had a gross loan balance of $81.6 million, which represented 29% of the gross commercial and industrial loan balance at December 31, 2025. The Bank had no commercial and industrial loan commitments at December 31, 2025. Management anticipates growth in the commercial and industrial loan portfolio as the Bank advances its strategy to grow all aspects of commercial banking. However, given the inherent characteristics of these loans, balances will likely fluctuate over time.

	December 31, 2025				September 30, 2025
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Working capital	192	$101,869	$54,708	$156,577	$153,967
Purchase/refinance business assets	48	49,586	306	49,892	49,805
Finance/lease vehicle	174	32,423	2,050	34,473	36,406
Purchase equipment	63	21,275	6,391	27,666	54,201
Other	19	14,756	2,059	16,815	7,508
	496	$219,909	$65,514	$285,423	$301,887

Weighted average rate		6.74%	6.80%	6.75%	6.97%

The following table summarizes the Bank's commercial and industrial loans by the state in which the borrower is located, as of December 31, 2025.

	Unpaid	Undisbursed	Gross Loan
	Principal	Amount	Amount
	(Dollars in thousands)
Kansas	$152,800	$60,796	$213,596
Arizona	11,923	—	11,923
Missouri	10,221	760	10,981
California	7,800	2,237	10,037
Ohio	9,785	215	10,000
Other	27,380	1,506	28,886
	$219,909	$65,514	$285,423

The following table presents the Bank's commercial and industrial loan portfolio, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of December 31, 2025, categorized by aggregate gross loan and commitment amounts and average loan amount. For loans over $15.0 million, both loans related to working capital loans in Kansas. The largest loan included in the table below was $36.0 million, of which $16.3 million was undisbursed as of December 31, 2025. This loan is part of the $81.6 million commercial and industrial relationship discussed above.

		Gross Loan
		and Commitment	Average
	Count	Amounts	Amount	DSCR
	(Dollars in thousands)
Greater than $15 million	2	$54,718	$27,359	1.56x
>$10 to $15 million	3	34,845	11,615	2.37
>$5 to $10 million	10	78,650	7,865	1.39
>$1 to $5 million	27	56,447	2,091	8.37
>$500 thousand to $1 million	32	23,700	741	3.46
Less than $500 thousand	422	37,063	88	4.02
	496	$285,423	575	3.43

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at December 31, 2025, approximately 59% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	December 31,		September 30,		June 30,		March 31,		December 31,
	2025		2025		2025		2025		2024
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
One- to four-family:
Originated	83	$9,351	68	$7,338	77	$9,617	73	$8,072	79	$9,768
Purchased	21	5,767	13	3,221	15	2,958	12	3,107	12	3,020
Commercial:
Commercial real estate	6	2,584	7	1,236	6	1,654	5	2,472	7	18,373
Commercial and industrial	5	1,039	1	32	8	1,166	2	348	1	125
Consumer	29	635	22	520	27	634	24	441	35	679
	144	$19,376	111	$12,347	133	$16,029	116	$14,440	134	$31,965

Loans 30 to 89 days delinquent
to total loans receivable, net		0.24%		0.15%		0.20%		0.18%		0.40%

	Non-Performing Loans and OREO at:
	December 31,		September 30,		June 30,		March 31,		December 31,
	2025		2025		2025		2025		2024
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	29	$3,223	29	$2,754	23	$2,168	30	$2,814	26	$2,338
Purchased	6	1,469	6	1,524	6	1,875	10	2,585	12	5,099
Commercial:
Commercial real estate	12	3,358	11	3,123	12	3,387	11	3,315	7	2,038
Commercial and industrial	2	199	2	210	5	412	4	376	3	309
Consumer	14	218	10	94	12	176	19	473	22	356
	63	8,467	58	7,705	58	8,018	74	9,563	70	10,140

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.10%		0.09%		0.10%		0.12%		0.13%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Commercial real estate	4	$40,338	3	$40,249	3	$40,338	5	$1,128	6	$1,096
Commercial and industrial	1	77	2	109	1	97	2	142	1	125
	5	40,415	5	40,358	4	40,435	7	1,270	7	1,221
Total nonaccrual loans	68	48,882	63	48,063	62	48,453	81	10,833	77	11,361

Nonaccrual loans as a percentage of total loans		0.60%		0.59%		0.60%		0.14%		0.14%

OREO:
One- to four-family:
Originated(2)	2	$291	1	$62	1	$92	—	$—	—	$—
Consumer	1	135	1	135	—	—	—	—	—	—
	3	426	2	197	1	92	—	—	—	—
Total non-performing assets	71	$49,308	65	$48,260	63	$48,545	81	$10,833	77	$11,361

Non-performing assets as a percentage
of total assets		0.50%		0.49%		0.50%		0.11%		0.12%
(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. The decrease in commercial real estate special mention loans at December 31, 2025 compared to September 30, 2025 was due mainly to a $36.1 million hotel participation loan being upgraded to pass due to an improvement in the hotel's financial results.

	December 31, 2025		September 30, 2025
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$14,236	$21,611	$13,055	$20,616
Commercial:
Commercial real estate	22,448	45,801	59,993	45,550
Commercial and industrial	579	277	399	473
Consumer	106	365	326	322
	$37,369	$68,054	$73,773	$66,961

Allowance for Credit Losses: The Bank utilizes a discounted cash flow model for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates, which are dependent upon forecasted economic indices, and applying qualitative factors when deemed appropriate by management. At December 31, 2025, management applied qualitative factors to account for large dollar commercial real estate loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.
The Company's commercial real estate loans generally have low LTVs and strong DSCRs, which serve as indicators that losses in the commercial real estate loan portfolio might be unlikely; however, because there is uncertainty surrounding the nature, timing, and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial real estate loan pool, the magnitude of such a loss could be significant. The large dollar commercial real estate loan concentration qualitative factor addresses the risk associated with a large dollar relationship deteriorating due to a loss event. As part of its analysis, management considered external data including historical commercial real estate price index trending information from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is a risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation, as compared to more seasoned loans in our portfolio, and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of December 31, 2025, management considered external historical home price index trending information, along with historical loan loss experience, and portfolio balance trending, the one-to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The decrease in the commercial ACL to loans receivable ratio as of December 31, 2025, compared to September 30, 2025, was primarily driven by changes in the composition of the commercial and industrial and commercial construction loan portfolios. These shifts affected the weighted average lives of the respective portfolios, which in turn influenced the change in the discounted cash flow results. Based on management's evaluation of the credit risk within the Bank's commercial loan portfolio, taking into consideration DSCRs and LTVs, management believes the Bank's ACL ratio for commercial loans is appropriate for the credit risk. See additional discussion regarding the Bank's commercial loan DSCRs and LTVs in the "Loan Portfolio - Commercial Loans" section above.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	December 31,	September 30,	December 31,	September 30,
	2025	2025	2025	2025
	(Dollars in thousands)
One- to four-family	$2,842	$3,046	0.05%	0.05%
Commercial:
Commercial real estate	16,825	15,809	0.90	0.92
Commercial and industrial	1,826	2,499	0.83	1.19
Commercial construction	2,871	2,468	1.56	1.26
Total commercial	21,522	20,776	0.94	0.98
Consumer	208	217	0.18	0.19
Total	$24,572	$24,039	0.30	0.30

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.10%. Total net charge-offs during the current quarter was $119 thousand. During the 10-year period ended December 31, 2025, the Bank recognized $875 thousand of total net charge-offs. As of December 31, 2025, the ACL balance was $24.6 million and the reserve for off-balance sheet credit exposures totaled $6.0 million, which management believes is adequate for the credit risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	At or For the Three Months Ended
	December 31, 2025	September 30, 2025
	(Dollars in thousands)
Balance at beginning of period	$24,039	$22,808
Charge-offs:
One- to four-family	—	(3)
Commercial	(102)	(62)
Consumer	(21)	(37)
Total charge-offs	(123)	(102)
Recoveries:
One- to four-family	—	12
Commercial	2	23
Consumer	2	1
Total recoveries	4	36
Net (charge-offs) recoveries	(119)	(66)
Provision for credit losses	652	1,297
Balance at end of period	$24,572	$24,039

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.24	0.14
ACL to non-performing loans at end of period	50.27	50.02
ACL to loans receivable at end of period	0.30	0.30
ACL to net charge-offs (annualized)	52x	90x

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at December 31, 2025. Overall, fixed-rate securities comprised 91% of our securities portfolio at December 31, 2025. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$805,099	5.48%	4.1
Corporate bonds	4,000	5.12	6.4
	$809,099	5.48	4.1

The following table summarizes the activity in our securities portfolio for the period presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended
	December 31, 2025
	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$867,216	5.45%	4.8
Maturities and repayments	(40,956)
Net amortization of (premiums)/discounts	838
Purchases	1,848	6.64	3.1
Change in valuation on AFS securities	758
Ending balance - carrying value	$829,704	5.48	4.1

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the deposit portfolio rate at December 31, 2025 compared to September 30, 2025 was due mainly to lower rates on retail certificates of deposit.

	December 31, 2025			September 30, 2025			December 31, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$641,201	—%	9.5%	$601,371	—%	9.1%	$556,515	—%	9.0%
Interest-bearing checking	907,684	0.23	13.4	859,256	0.21	13.0	888,287	0.22	14.3
High yield savings	557,559	3.70	8.3	460,712	3.88	7.0	171,656	4.14	2.8
Other savings	424,280	0.07	6.3	423,942	0.07	6.5	439,407	0.07	7.1
Money market	1,229,427	1.19	18.2	1,233,487	1.29	18.7	1,235,788	1.19	19.9
Certificates of deposit	2,998,481	3.65	44.3	3,012,680	3.74	45.7	2,914,464	4.15	46.9
	$6,758,632	2.18	100.0%	$6,591,448	2.26	100.0%	$6,206,117	2.34	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	December 31, 2025			September 30, 2025			December 31, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$431,397	—%	6.4%	$409,722	—%	6.2%	$434,432	—%	7.0%
Interest-bearing checking	823,946	0.08	12.2	790,783	0.08	12.0	819,644	0.09	13.2
High yield savings	557,559	3.70	8.3	460,712	3.88	7.0	171,656	4.14	2.8
Other savings	420,756	0.07	6.2	420,330	0.07	6.4	436,147	0.07	7.0
Money market	1,060,980	1.03	15.7	1,050,841	1.07	15.9	1,145,615	1.09	18.5
Total	3,294,638	0.99	48.8	3,132,388	0.96	47.5	3,007,494	0.69	48.5
Commercial non-maturity deposits:
Non-interest-bearing checking	209,804	—	3.1	191,649	—	2.9	122,083	—	2.0
Interest-bearing checking	83,738	1.73	1.2	68,473	1.72	1.0	68,643	1.75	1.1
Savings	3,524	0.05	0.1	3,612	0.05	0.1	3,260	0.05	0.1
Money market	168,447	2.18	2.5	182,646	2.52	2.8	90,173	2.50	1.5
Total	465,513	1.10	6.9	446,380	1.29	6.8	284,159	1.22	4.6
Certificates of deposit:
Retail certificates of deposit	2,818,392	3.63	41.7	2,828,982	3.73	43.0	2,799,418	4.14	45.1
Commercial certificates of deposit	62,178	3.55	0.9	61,819	3.64	0.9	56,564	4.27	0.9
Public unit certificates of deposit	117,911	4.02	1.7	121,879	4.06	1.8	58,482	4.48	0.9
Total	2,998,481	3.65	44.3	3,012,680	3.74	45.7	2,914,464	4.15	47.0

	$6,758,632	2.18	100.0%	6,591,448	2.26	100.0%	6,206,117	2.34	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit at the dates noted.

	December 31, 2025			September 30, 2025			December 31, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$6,113,030	2.21%	90.5%	$5,961,370	2.28%	90.5%	$5,806,912	2.35%	93.6%
Total commercial deposits	527,691	1.39	7.8	508,199	1.58	7.7	340,723	1.72	5.5
Public unit certificates of deposit	117,911	4.02	1.7	121,879	4.06	1.8	58,482	4.48	0.9
	$6,758,632	2.18	100.0%	$6,591,448	2.26	100.0%	$6,206,117	2.34	100.0%

As of December 31, 2025, approximately $776.8 million (or approximately 11%) of the Bank's Call Report deposit balance was uninsured, of which approximately $599.4 million (or approximately 9% of the Bank's Call Report deposit balance) related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of December 31, 2025. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2026	$275,000	2.31%	2.42%
2027	740,000	3.49	3.56
2028	611,066	4.20	4.07
2029	123,750	4.45	4.45
2030	80,000	4.20	4.20
	$1,829,816	3.64	3.65
(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented. During the current quarter, the Bank refinanced a $50.0 million fixed-rate advance with a weighted average effective rate of 4.03% and a WAL of 0.5 years and replaced it with a $50.0 million fixed-rate advance with a weighted average effective rate of 3.64% and a WAL of 2.0 years. This transaction resulted in prepayment fees of $11 thousand which will be recognized in interest expense over the life of the new FHLB advance. This activity is reflected in the table below. Management will continue to monitor opportunities for wholesale funding and may pay down FHLB advances in future periods. The Bank may also renew certain fixed-rate advances in the future using adjustable-rate advances in order to better match the repricing characteristics of its increasing commercial loan portfolio.

	For the Three Months Ended
	December 31, 2025
		Effective
	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,950,984	3.54%	1.5
Maturities and repayments	(171,168)	2.34	—
New FHLB borrowings	50,000	3.64	2.0
Ending balance	$1,829,816	3.65	1.4

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of December 31, 2025.

	March 31,	June 30,	September 30,	December 31,
	2026	2026	2026	2026	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$407,199	$636,261	$595,282	$550,620	$2,189,362
Repricing Rate	3.64%	3.79%	3.66%	3.58%	3.68%
Public Unit Certificates:
Amount	$44,281	$9,001	$16,379	$18,000	$87,661
Repricing Rate	4.12%	4.22%	3.94%	3.62%	3.99%
Term Borrowings:
Amount	$100,000	$50,000	$125,000	$250,000	$525,000
Repricing Rate	1.60%	0.98	3.66	4.29	3.31
Total
Amount	$551,480	$695,262	$736,661	$818,620	$2,802,023
Repricing Rate	3.31%	3.59%	3.67%	3.80%	3.62%

The following table sets forth the WAM information for our certificates of deposit, in years, as of December 31, 2025.

Retail certificates of deposit	0.8
Commercial certificates of deposit	0.6
Public unit certificates of deposit	0.6
Total certificates of deposit	0.8

Average Rates and Lives
At December 31, 2025, the gap between the amounts of the Bank's interest-earning assets and interest-bearing liabilities projected to mature or reprice within one year was $(1.23) billion, or (12.6%) of total assets, compared to $(983.6) million, or (10.1%) of total assets, at September 30, 2025. The change in the one-year gap amount was due primarily to an increase in the amount of projected interest-bearing liability cash flows coming due in one year exceeding a net increase in the amount of interest-earning assets in the same time period. The increase in liability cash flows was primarily related to deposits and a net increase in the amount of borrowings projected to mature within a year. The increase in the amount of deposits was due to an increase in non-maturity deposit balances between periods as well as the roll-down of the certificate of deposit portfolio as balances scheduled to mature within a year increased. The net increase in projected asset cash flows can be largely attributed to the Bank's commercial loan portfolio.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2025, the Bank's one-year gap would have been projected to be $(1.46) billion, or (14.9)% of total assets. If interest rates were to decrease 200 basis points, as of December 31, 2025, the Bank's one-year gap would have been projected to be $(821.4) million, or (8.4)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2025. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$829,704	5.48%	3.2		8.9%
Loans receivable:
Fixed-rate one- to four-family	4,904,673	3.53	6.6	59.8%	52.5
Fixed-rate commercial	847,870	5.79	1.8	10.3	9.1
All other fixed-rate loans	30,938	7.35	7.0	0.4	0.3
Total fixed-rate loans	5,783,481	3.88	5.9	70.5	61.9
Adjustable-rate one- to four-family	886,128	4.55	4.1	10.8	9.5
Adjustable-rate commercial	1,430,772	5.87	3.5	17.5	15.3
All other adjustable-rate loans	99,594	7.41	3.3	1.2	1.0
Total adjustable-rate loans	2,416,494	5.45	3.7	29.5	25.8
Total loans receivable	8,199,975	4.34	5.2	100.0%	87.7
FHLB stock	85,060	9.21	1.6		0.9
Cash and cash equivalents	232,634	3.30	—		2.5
Total interest-earning assets	$9,347,373	4.46	4.9		100.0%

Non-maturity deposits	$3,118,950	1.21	5.0	51.0%	39.2%
Retail certificates of deposit	2,818,392	3.63	0.8	46.1	35.5
Commercial certificates of deposit	62,178	3.51	0.6	1.0	0.8
Public unit certificates of deposit	117,911	4.02	0.6	1.9	1.5
Total interest-bearing deposits	6,117,431	2.40	2.9	100.0%	77.0
Term borrowings	1,830,867	3.65	1.4		23.0
Total interest-bearing liabilities	$7,948,298	2.69	2.6		100.0%